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                                                                                                                         EXHIBIT 99

                                                 HUNTINGTON BANCSHARES INCORPORATED
                                                 RATIO OF EARNINGS TO FIXED CHARGES
                                                             (UNAUDITED)




                                                                                   TWELVE MONTHS ENDED DECEMBER 31,
                                                             --------------------------------------------------------------------
(in thousands of dollars)                                      2001           2000            1999           1998          1997
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
EARNINGS:
       Income before taxes                                  $  173,282     $  459,895     $  614,771     $  440,122     $  459,164
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       Add: Fixed charges, excluding
                interest on deposits                           299,872        398,214        356,563        316,075        317,694
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       Earnings available for fixed charges,
           excluding interest on deposits                      473,154        858,109        971,334        756,197        776,858
       Add: Interest on deposits                               657,892        782,076        639,605        672,433        646,121
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       Earinings available for fixed charges,
           including interest on deposits                   $1,131,046     $1,640,185     $1,610,939     $1,428,630     $1,422,979
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FIXED CHARGES:
       Interest expense, excluding
           interest on deposits                                285,445        383,997        344,635        305,838        308,122
       Interest factor in net rental expense                    14,427         14,217         11,928         10,237          9,572
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       Total fixed charges, excluding
           interest on deposits                                299,872        398,214        356,563        316,075        317,694
       Add: Interest on deposits                               657,892        782,076        639,605        672,433        646,121
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       Total fixed charges, including
           interest on deposits                             $  957,764     $1,180,290     $  996,168     $  988,508     $  963,815
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Ratio of Earnings to Fixed Charges
       Excluding  interest on deposits                            1.58X          2.15X          2.72X          2.39X          2.45X
       Including interest on deposits                             1.18X          1.39X          1.62X          1.45X          1.48X

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